EXHIBIT 5

                                 April 29, 1998

Battle Mountain Gold Company
333 Clay Street, 42nd Floor
Houston, Texas  77002

      Re: Registration Statement on Form S-3 of Battle Mountain Gold Company

Dear Sirs:

      I have acted as Counsel for Battle Mountain Gold Company, a Nevada corporation (the "Company"), in connection with the registration of 65,242,526 shares of Common Stock, par value $.10 per share, of the Company (the "Common Stock"), as described in the Company's Registration Statement on Form S-3, filed on even date herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement").

      In connection therewith, I have examined among other things, the Articles of incorporation and the Bylaws of the Company, and the relevant corporate proceedings with respect to the Registration Statement

      Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the shares of Common Stock to be sold pursuant to the Registration Statement, will, when sold thereunder, be legally issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under "Certain Legal Matters" in the Registration Statement.

                                          Very truly yours,

                                          /s/ GREG V. ETTER

                                          Greg V. Etter
                                          General Counsel